Filed Pursuant to Rule 424(b)(2)

File No. 333-159738

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Medium Term Notes, Series K, Notes Linked to the iShares® Dow Jones U.S. Real Estate Index Fund due August 7, 2013	$6,302,000	$731.66

(1)

The total filing fee of $731.66 is calculated in accordance with Rule 457(r) of the Securities Act of 1933 (the “Securities Act”) and will be paid by wire transfer within the time required by Rule 456(b) of the Securities Act.

PRICING SUPPLEMENT No. 59 dated January 31, 2011 (To Product Supplement No. 4 dated May 28, 2010, Prospectus Supplement dated April 23, 2010 and Prospectus dated June 4, 2009)

Wells Fargo & Company Medium-Term Notes, Series K ETF Linked Securities Upside Participation To A Cap And Fixed Percentage Buffered Downside

Enhanced Growth Securities Notes Linked to the iShares® Dow Jones U.S. Real Estate Index Fund due August 7, 2013

■  Linked to the iShares® Dow Jones U.S. Real Estate Index Fund

■  200% participation in the upside performance of the iShares Dow Jones U.S. Real Estate Index Fund, subject to a capped value of 131% of the original offering price per note

■   Protection against a decline in the iShares Dow Jones U.S. Real Estate Index Fund as long as the ending price has not declined by more than 15% from the starting price

■  1-to-1 downside exposure to decreases in the value of the iShares Dow Jones U.S. Real Estate Index Fund in excess of 15%

■   Term of approximately 2.5 years

■   No periodic interest payments

■   May receive less, and possibly 85% less, than the original offering price

Investing in the notes involves risks. See “Risk Factors” on page PRS-6.

The notes are unsecured obligations of Wells Fargo and all payments on the notes are subject to the credit risk of Wells Fargo. The notes are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)	Proceeds to Wells Fargo
Per Note	100.00%	2.00%	98.00%
Total	$6,302,000	$126,040	$6,175,960

(1)

In addition to the agent discount, the original offering price specified above includes structuring and development costs. The agent discount and structuring and development costs total approximately $35.83 per $1,000 note. See “Plan of Distribution” in the accompanying prospectus supplement for further information including information regarding how we may hedge our obligations under the notes.

Wells Fargo Securities

Enhanced Growth Securities Notes Linked to the iShares® Dow Jones U.S. Real Estate Index Fund due August 7, 2013

Investment Description

The Notes Linked to the iShares® Dow Jones U.S. Real Estate Index Fund due August 7, 2013 are senior unsecured debt securities of Wells Fargo & Company that provide (i) the possibility of a leveraged return if the value of the iShares Dow Jones U.S. Real Estate Index Fund (the “Fund”) increases moderately from its starting price to its ending price, provided that the amount received per note will not be more than the capped value of 131% of the original offering price per note, (ii) return of principal if, and only if, the ending price of the Fund does not decline by more than 15% from the starting price and (iii) exposure to decreases in the value of the Fund if and to the extent that the ending price declines by more than 15% from the starting price, in each case subject to the credit risk of Wells Fargo. If the ending price declines by more than 15% from the starting price, you will receive less, and possibly 85% less, than the original offering price of your notes.

The Fund is an exchange traded fund that seeks to track the Dow Jones U.S. Real Estate Index, an index that attempts to measure the performance of the real estate sector of the United States equity market.

You should read this pricing supplement together with the accompanying product supplement no. 4 dated May 28, 2010, prospectus supplement dated April 23, 2010 and prospectus dated June 4, 2009 for additional information about the notes. Information included in this pricing supplement supersedes information in the accompanying product supplement, prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the accompanying product supplement.

Investor Considerations

We have designed the notes for investors who:

¡	seek exposure to the upside performance of the Fund and desire to enhance any increase in the Fund, in each case subject to the capped value, and protect against a decline of up to 15% in the Fund by:

☐	participating 200% in any increase in the ending price over the starting price, subject to the capped value of 131% of the original offering price per note; and

☐	protecting against any decline in the Fund, as long as the ending price has not declined by more than 15% from the starting price;

¡	understand that if any decline in the ending price is more than 15% of the starting price, they will receive less, and possibly 85% less, than the original offering price of the notes;

¡	do not seek current income; and

¡	are willing to hold the notes until maturity.

The notes are not designed for, and may not be a suitable investment for, investors who:

¡	seek a liquid investment or are unable or unwilling to hold the notes to maturity;

¡	expect the value of the Fund to decrease more than 15% from its starting price;

¡	seek full exposure to the upside performance of the Fund;

¡	seek full return of the original offering price of the notes at stated maturity;

¡	seek current income;

¡	are unwilling to accept the risk of exposure to the real estate sector of the United States equity market;

¡	seek exposure to the Fund but are unwilling to accept the risk/return trade-offs inherent in the payment at stated maturity for the notes;

¡	are unwilling to accept the credit risk of Wells Fargo to obtain exposure to the Fund generally, or to the exposure to the Fund that the notes provide specifically; and

¡	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BTC”). The notes are not sponsored, endorsed, sold or promoted by BTC, its affiliate, BlackRock Fund Advisors (“BFA”) or iShares Trust. None of BTC, BFA or iShares Trust makes any representations or warranties to the holders of the notes or any member of the public regarding the advisability of investing in the notes. None of BTC, BFA or iShares Trust will have any obligation or liability in connection with the registration, operation, marketing, trading or sale of the notes or in connection with Wells Fargo & Company’s use of information about the iShares® Dow Jones U.S. Real Estate Index Fund.

PRS-2

Enhanced Growth Securities Notes Linked to the iShares® Dow Jones U.S. Real Estate Index Fund due August 7, 2013

Terms of the Notes

Market Measure:	iShares Dow Jones U.S. Real Estate Index Fund (the “Fund”)

Pricing Date:	January 31, 2011

Issue Date:	February 7, 2011

The “redemption amount” per note will equal: • If the ending price is greater than the starting price: the lesser of: (i) the original offering price per note plus:

original offering price per note	x	ending price – starting price	x participation rate	; and
starting price

Redemption Amount:

(ii)    the capped value;

• If the ending price is less than or equal to the starting price: but greater than or equal to the threshold price: the original offering price per note; or

• If the ending price is less than the threshold price: the original offering price per note minus:

original offering price per note	x	threshold price – ending price
starting price

If the ending price is less than the threshold price, you will receive less, and possibly 85% less, than the original offering price of your notes.

Stated Maturity Date:	August 7, 2013, subject to postponement if a market disruption event occurs or is continuing.

Starting Price:	57.99, the fund closing price of the Fund on the pricing date.

Ending Price:	The ending price will be the fund closing price of the Fund on the calculation day.
Capped Value:	The capped value is 131% of the original offering price per note ($1,310 per $1,000 note). References in this pricing supplement to a “$1,000 note” are to a note with an original offering price of $1,000.

Threshold Price:	49.29, which is equal to 85% of the starting price.

PRS-3

Enhanced Growth Securities Notes Linked to the iShares® Dow Jones U.S. Real Estate Index Fund due August 7, 2013

Terms of the Notes (Continued)

Participation Rate:	200%

Calculation Day:	July 31, 2013 or, if such day is not a trading day, the next succeeding trading day. The calculation day is subject to postponement due to the occurrence of a market disruption event.

Calculation Agent:	Wells Fargo Securities, LLC

Tax Consequences:

The United States federal income tax consequences of your investment in the notes are uncertain. The discussion below supplements the discussion under “United States Federal Income Tax Considerations” in the accompanying product supplement and is subject to the limitations and exceptions set forth therein.

The terms of the notes require you and Wells Fargo (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to characterize and treat a note as a pre-paid derivative contract with respect to the Fund. If the notes are so characterized and treated (and such characterization and treatment is respected by the Internal Revenue Service), and subject to the discussion of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), below, you should generally recognize capital gain or loss upon the sale, exchange or maturity of your notes in an amount equal to the difference between the amount you receive at such time and the price you paid for them. Such gain or loss should generally be long-term capital gain or loss if you held your notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to characterize and treat your notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the notes, it is possible that your notes could alternatively be treated for tax purposes in the manner described under “United States Federal Income Tax Considerations—Alternative Treatments” on page PS-23 of the product supplement.

Although not entirely clear, it is possible that the purchase and ownership of the notes will be treated as a “constructive ownership transaction” which would be subject to the constructive ownership rules of Section 1260 of the Code. If your notes were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, exchange or maturity of your notes would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred liability with respect to such capital gain) to the extent that such capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased an actual interest in the Fund on the date that you purchased your note and sold such interest in the Fund on the date of the sale, exchange or maturity of the notes. Because the application of the constructive ownership rules is unclear, you are strongly advised to consult your tax adviser with respect to the possible application of the constructive ownership rules to your investment in the notes.

PRS-4

Enhanced Growth Securities Notes Linked to the iShares® Dow Jones U.S. Real Estate Index Fund due August 7, 2013

Terms of the Notes (Continued)

The Internal Revenue Service has released a notice that may affect the taxation of holders of the notes. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, if issued, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

If you are not a United States Holder, you may be required to file a U.S. tax return and be subject to U.S. taxes on the sale, maturity or other disposition of the notes if the Fund is or becomes a United States real property holding corporation (“USRPHC”). This filing obligation and tax liability could arise, for instance, if the Fund is treated as a USRPHC and either (a) the Fund stock is not regularly traded on an established securities market or (b)(i) after you acquired the notes, the notes you hold had a value greater than 5% of the value of any regularly-traded class of the Fund’s stock, or (ii) if you purchased the notes (or make other similar investments) with a principal purpose of avoiding the 5% limitation described in the regulations under Section 897 of the Code. We will not attempt to ascertain whether the Fund is or becomes a USRPHC. You should refer to information filed with the SEC with respect to the Fund and consult your own tax advisor regarding the possible consequences to you, if any, if the Fund is or becomes a USRPHC. If withholding is required, we intend to withhold upon the full amount of any payment you receive (currently 10% of gross proceeds), without regard to the amount of your gain or loss on the notes.

Backup Withholding and Information Reporting. Please see the discussion under “United States Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying product supplement for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes. In addition, pursuant to recently enacted legislation, certain payments in respect of the notes made to corporate United States holders after December 31, 2011 may be subject to information reporting and backup withholding.

You are urged to read the more detailed discussion in “United States Federal Income Tax Considerations” on page PS-22 of the product supplement and to consult your own tax advisor.

Agent:	Wells Fargo Securities, LLC. The agent may resell the notes to other securities dealers at the original offering price of the notes less a concession not in excess of 2.00% of the original offering price of the notes. Such securities dealers may include Wells Fargo Advisors, LLC, one of our affiliates.

Denominations:	$1,000 and any integral multiple of $1,000.

CUSIP:	94986RCM1

PRS-5

Enhanced Growth Securities Notes Linked to the iShares® Dow Jones U.S. Real Estate Index Fund due August 7, 2013

Risk Factors

If The Ending Price Is Less Than The Threshold Price, You Will Receive Less, And Possibly 85% Less, Than The Original Offering Price Of Your Notes.

If the ending price is less than the threshold price, the redemption amount that you receive at stated maturity will be reduced by an amount equal to the decline in the price of the Fund in excess of the threshold price (expressed as a percentage of the starting price). The threshold price is 85% of the starting price. As a result, you may receive less, and possibly 85% less, than the original offering price per note even if the value of the Fund is greater than or equal to the starting price or the threshold price at certain times during the term of the notes.

Your investment in the notes involves risks.

An Investment In The Notes Will Be Subject To Risks Associated With The Real Estate Industry.

The Fund, because it is concentrated in the real estate industry, may be adversely affected not only by the performance of the real estate companies, such as real estate investment trusts (“REITs”) or real estate holding and development companies, in which it invests but also may be more susceptible to any single economic, market, political or regulatory occurrence affecting the real estate industry. Investment in the real estate industry is subject to many of the same risks associated with the direct ownership of real estate such as: the availability of financing for real estate; employment levels and job growth; interest rates; leverage, property, management and liquidity risks; consumer confidence; the availability of suitable undeveloped land; federal, state and local laws and regulations concerning the development of land and construction; home and commercial real estate sales; financing and environmental protection; and competition among companies which engage in the real estate business. The Fund is classified as “non-diversified.” A non-diversified fund generally may invest a larger percentage of its assets in the securities of a smaller number of issuers. As a result, the Fund may be more susceptible to the risks associated with these particular companies, or to a single economic, political or regulatory occurrence affecting these companies.

Risks Associated With Real Estate Investment Trusts Will Affect The Value Of The Notes.

The Fund is composed of a variety of real estate related stocks including REITs. REITs invest primarily in income producing real estate or real estate related loans or interests. Investments in REITs, though not direct investments in real estate, are still subject to the risks associated with investing in real estate. The following are some of the conditions that might impact the structure of and cash flow generated by REITs and, consequently, the value of REITs and, in turn, the Fund: a decline in the value of real estate properties; extended vacancies of properties; increases in property and operating taxes; increased competition or overbuilding; a lack of available mortgage funds or other limits on accessing capital; tenant bankruptcies and other credit problems; limitation on rents, including decreases in market rates for rents; changes in zoning laws and governmental regulations; costs resulting from the clean-up of, and legal liability to third parties for damages resulting from environmental problems; investments in developments that are not completed or that are subject to delays in completion; risks associated with borrowing; changes in interest rates; casualty and condemnation losses; and uninsured damages from floods, earthquakes or other natural disasters.

The risks set forth below are discussed more fully in the accompanying product supplement.

•	Your Investment May Result In A Loss.

•	Your Yield May Be Lower Than The Yield On Other Debt Securities Of Comparable Maturity.

PRS-6

Enhanced Growth Securities Notes Linked to the iShares® Dow Jones U.S. Real Estate Index Fund due August 7, 2013

Risk Factors (Continued)

•	Your Return Will Be Limited By A Capped Value And May Not Reflect The Return On A Direct Investment In The Market Measure.

•	The Notes Are Subject To The Credit Risk Of Wells Fargo.

•	No Periodic Interest Will Be Paid On The Notes.

•

The Inclusion Of The Agent Discount Or Commission And Structuring And Development Costs In The Original Offering Price Of The Notes And Certain Hedging Costs Are Likely To Adversely Affect The Price At Which You Can Sell Your Notes.

•	The Value Of The Notes Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•	We Do Not Expect A Trading Market For The Notes To Develop.

•	Your Return On The Notes Could Be Less Than If You Owned The Shares Of An Exchange Traded Fund.

•	Historical Values Of A Market Measure Or The Securities Included In A Market Measure Should Not Be Taken As An Indication Of The Future Performance Of Such Market Measure During The Term Of The Notes.

•	Changes That Affect An Exchange Traded Fund Or Its Related Underlying Index May Affect The Value Of The Notes And The Amount You Will Receive At Stated Maturity.

•	We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In An Exchange Traded Fund Or Its Underlying Index.

•	We And Our Affiliates Have No Affiliation With Any Of The Sponsors And Are Not Responsible For Their Public Disclosure Of Information.

•	An Investment Linked To The Shares Of An Exchange Traded Fund Is Different From An Investment Linked To The Related Underlying Index.

•	You Will Not Have Any Shareholder Rights With Respect To The Shares Of Any Exchange Traded Fund.

•	Anti-dilution Adjustments Relating To The Shares Of An Exchange Traded Fund Do Not Address Every Event That Could Affect Such Shares.

•	The Calculation Agent Can Postpone The Stated Maturity Date If A Market Disruption Event Occurs.

•	Research Reports And Other Transactions May Create Conflicts Of Interest Between You And Us.

•	Potential Conflicts Of Interest Could Arise.

•	Trading And Other Transactions By Us Or Our Affiliates Could Affect The Level Of A Market Measure, Prices Of Securities Included In A Market Measure Or The Value Of The Notes.

•	Significant Aspects Of The Tax Treatment Of The Notes Are Uncertain.

PRS-7

Enhanced Growth Securities Notes Linked to the iShares® Dow Jones U.S. Real Estate Index Fund due August 7, 2013

Determining Payment at Stated Maturity

On the stated maturity date, you will receive a cash payment per $1,000 note (the redemption amount) calculated as follows:

Hypothetical Payout Profile

The following profile is based on a capped value of 131% of $1,310 per $1,000 note, a participation rate of 200% and a threshold price equal to 85% of the starting price. This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual ending price and the term of your investment.

PRS-8

Enhanced Growth Securities Notes Linked to the iShares® Dow Jones U.S. Real Estate Index Fund due August 7, 2013

Hypothetical Payments at Stated Maturity

Set forth below are four examples of payment at stated maturity calculations (rounded to two decimal places), assuming hypothetical ending prices as indicated in the examples.

Example 1. Redemption amount is greater than the original offering price but less than the capped value:

Starting price: $57.99

Hypothetical ending price: $65.00

Since the hypothetical ending price is greater than the starting price, the redemption amount would equal:

$1,000 +	$1,000	x	65.00 – 57.99	x 200%	= $	1,241.77
57.99

On the stated maturity date you would receive $1,241.77 per $1,000 note.

Example 2. Redemption amount is equal to the capped value:

Starting price: $57.99

Hypothetical ending price: $70.00

The redemption amount would be equal to the capped value since the capped value is less than:

$1,000 +	$1,000	x	70.00 – 57.99	x 200%	= $	1,414.21
57.99

On the stated maturity date you would receive $1,310.00 per $1,000 note.

In addition to limiting your return on the notes, the capped value limits the positive effect of the participation rate. If the ending price is greater than the starting price, you will participate in the performance of the Fund at a rate of 200% up to a certain point. However, the effect of the participation rate will be progressively reduced for ending prices that are greater than 115.5% of the starting price since your return on the notes for any ending price greater than 115.5% of the starting price will be limited to the capped value.

PRS-9

Enhanced Growth Securities Notes Linked to the iShares® Dow Jones U.S. Real Estate Index Fund due August 7, 2013

Hypothetical Payments at Stated Maturity (Continued)

Example 3. Redemption amount is equal to the original offering price:

Starting price: $57.99

Hypothetical ending price: $50.00

Threshold price: $49.29, which is 85% of the starting price

Since the hypothetical ending price is less than the starting price, but not by more than 15%, you would not lose any of the original public offering price of your notes.

On the stated maturity date you would receive $1,000 per $1,000 note.

Example 4. Redemption amount is less than the original offering price:

Starting price: $57.99

Hypothetical ending price: $40.00

Threshold price: $49.29, which is 85% of the starting price

Since the hypothetical ending price is less than the starting price by more than 15%, you would lose a portion of the original public offering price of your notes and receive the redemption amount equal to:

$1,000 –	$1,000	x	49.29 – 40.00	= $	839.80
57.99

On the stated maturity date you would receive $839.80 per $1,000 note.

To the extent that the ending price differs from the values assumed above, the results indicated above would be different.

PRS-10

Enhanced Growth Securities Notes Linked to the iShares® Dow Jones U.S. Real Estate Index Fund due August 7, 2013

Hypothetical Returns

The following table illustrates, for a range of hypothetical ending prices of the Fund:

•	the hypothetical percentage change from the starting price to the hypothetical ending price;

•	the hypothetical redemption amount payable at stated maturity per $1,000 note;

•	the hypothetical total pre-tax rate of return; and

•	the hypothetical pre-tax annualized rate of return.

Hypothetical ending price	Hypothetical percentage change from the starting price to the hypothetical ending price	Hypothetical redemption amount payable at stated maturity per $1,000 note	Hypothetical pre-tax total rate of return	Hypothetical pre-tax annualized rate of return(1)
86.99	50.0%	$1,310.00	31.00%	11.10%
81.19	40.0%	$1,310.00	31.00%	11.10%
75.39	30.0%	$1,310.00	31.00%	11.10%
69.59	20.0%	$1,310.00	31.00%	11.10%
66.98	15.50%	$1,310.00	31.00%	11.10%
63.79	10.0%	$1,200.00	20.00%	7.43%
57.99(2)	0.0%	$1,000.00	0.00%	0.00%
52.19	-10.0%	$1,000.00	0.00%	0.00%
49.29	-15.0%	$1,000.00	0.00%	0.00%
48.71	-16.0%	$ 990.00	-1.00%	-0.40%
46.39	-20.0%	$ 950.00	-5.00%	-2.04%
40.59	-30.0%	$ 850.00	-15.00%	-6.40%
34.79	-40.0%	$ 750.00	-25.00%	-11.19%
29.00	-50.0%	$ 650.00	-35.00%	-16.52%

(1)	The annualized rates of return are calculated on a semi-annual bond equivalent basis.
(2)	The starting price.

The above figures are for purposes of illustration only. The actual amount you receive at stated maturity and the resulting pre-tax rates of return will depend on the actual ending price.

PRS-11

Enhanced Growth Securities Notes Linked to the iShares® Dow Jones U.S. Real Estate Index Fund due August 7, 2013

The iShares Dow Jones U.S. Real Estate Index Fund

All information contained in this pricing supplement regarding the iShares Dow Jones U.S. Real Estate Index Fund and the Dow Jones U.S. Real Estate Index is derived from iShares Trust (the “Trust”) and from BlackRock Institutional Trust Company, N.A. (“BTC”), formerly known as Barclays Global Investors, N.A. (“BGI”), BlackRock Fund Advisors (“BFA”), formerly known as Barclays Global Fund Advisors (“BGFA”), CME Group Index Services (“CME Indexes”), as licensee of Dow Jones Trademark Holdings, LLC, or other publicly available sources, including the Trust Prospectus relating to the iShares Dow Jones U.S. Real Estate Index Fund, dated September 1, 2010 (as supplemented from time to time thereafter), which is part of the Post-Effective Amendment No. 465 to the Registration Statement filed with the Securities and Exchange Commission (the “SEC”) on Form N-1A, on August 27, 2010, under the Securities Act and the Investment Company Act (File Nos. 333-92935 and 811-09729). Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. None of such publicly available information is incorporated by reference into this pricing supplement. Such information reflects the policies of the Trust, BTC, BFA and CME Indexes as stated in such sources, and such policies are subject to change by the Trust, BTC, BFA and CME Indexes. We make no representation or warranty as to the accuracy or completeness of any information relating to the iShares Dow Jones U.S. Real Estate Index Fund or the Dow Jones U.S. Real Estate Index. The Trust, BTC and BFA are under no obligation to continue the iShares Dow Jones U.S. Real Estate Index Fund and may discontinue the iShares Dow Jones U.S. Real Estate Index Fund at any time. CME Indexes is under no obligation to continue to publish the Dow Jones U.S. Real Estate Index and may discontinue publication of the Dow Jones U.S. Real Estate Index at any time.

The iShares Dow Jones U.S. Real Estate Index Fund is issued by the Trust. The Trust is a registered Investment Company. BFA is the investment adviser to the iShares Dow Jones U.S. Real Estate Index Fund. Prior to December 1, 2009, BGFA served as the investment advisor to the iShares Dow Jones U.S. Real Estate Index Fund. On December 1, 2009, BlackRock, Inc. announced that it had completed its merger with BGI, including the merger of the iShares exchange traded fund business. The merger resulted in the automatic termination of the investment advisory agreement of the iShares Dow Jones U.S. Real Estate Index Fund with BGFA. After obtaining shareholder approval, a new investment advisory agreement with BGFA was approved. Effective with the merger, BGFA became known as BFA.

The stated objective of the iShares Dow Jones U.S. Real Estate Index Fund is to achieve investment results that correspond generally to the price and yield performance, before fees and expenses, of the Dow Jones U.S. Real Estate Index by investing approximately 90% of its assets in the securities represented in the Dow Jones U.S. Real Estate Index and depositary receipts representing securities in the Dow Jones U.S. Real Estate Index. The iShares Dow Jones U.S. Real Estate Index Fund may invest the remainder of its assets in securities not included in the Dow Jones U.S. Real Estate Index, but which its investment advisor believes will help the iShares Dow Jones U.S. Real Estate Index Fund track the Dow Jones U.S. Real Estate Index. The iShares Dow Jones U.S. Real Estate Index Fund may also invest its other assets in future contracts, options on future contracts, options and swaps, as well as in cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates.

PRS-12

Enhanced Growth Securities Notes Linked to the iShares® Dow Jones U.S. Real Estate Index Fund due August 7, 2013

The iShares Dow Jones U.S. Real Estate Index Fund (Continued)

Representative Sampling

The iShares Dow Jones U.S. Real Estate Index Fund pursues a “representative sampling” strategy in attempting to track the performance of the Dow Jones U.S. Real Estate Index. Representative sampling is an indexing strategy in which a fund invests in a representative sample of securities in its underlying index, which has a similar investment profile as the underlying index. Securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield), and liquidity measures similar to those of the relevant underlying index. Funds that use representative sampling may or may not hold all of the securities that are included in the relevant underlying index.

Correlation

The Dow Jones U.S. Real Estate Index is a theoretical financial calculation, while the iShares Dow Jones U.S. Real Estate Index Fund is an actual investment portfolio. The performance of the iShares Dow Jones U.S. Real Estate Index Fund and the Dow Jones U.S. Real Estate Index may vary somewhat due to transaction costs, foreign currency valuations, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the iShares Dow Jones U.S. Real Estate Index Fund’s portfolio and the Dow Jones U.S. Real Estate Index resulting from representative sampling or from legal restrictions that may apply to the iShares Dow Jones U.S. Real Estate Index Fund but not to the Dow Jones U.S. Real Estate Index. BFA expects that, over time, the iShares Dow Jones U.S. Real Estate Index Fund’s tracking error will not exceed 5%. Tracking error is the difference between the performance (return) of the iShares Dow Jones U.S. Real Estate Index Fund’s portfolio and that of the Dow Jones U.S. Real Estate Index. The iShares Dow Jones U.S. Real Estate Index Fund, using representative sampling, can be expected to have a larger tracking error than a fund using a replication indexing strategy. Replication is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

Industry Concentration Policy

The iShares Dow Jones U.S. Real Estate Index Fund will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries only to approximately the same extent that the Dow Jones U.S. Real Estate Index is so concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry. Because all of the securities included in the Dow Jones U.S. Real Estate Index are issued by companies in the real estate industry group, the iShares Dow Jones U.S. Real Estate Index Fund will be concentrated in the real estate industry.

Creation Units

The iShares Dow Jones U.S. Real Estate Index Fund issues and redeems shares at its net asset value per share only in blocks of 50,000 shares or multiples thereof (“Creation Units”). As a practical matter, only institutions or large investors purchase or redeem these Creation Units. These transactions are usually effected in exchange for a basket of securities and an amount of cash. Except when aggregated in Creation Units, shares of the iShares Dow Jones U.S. Real Estate Index Fund are not redeemable securities.

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Enhanced Growth Securities Notes Linked to the iShares® Dow Jones U.S. Real Estate Index Fund due August 7, 2013

The iShares Dow Jones U.S. Real Estate Index Fund (Continued)

iShares Prices, Dividends, and Distributions

The approximate value of the shares of the iShares Dow Jones U.S. Real Estate Index Fund is disseminated every fifteen seconds throughout the trading day by the national securities exchange on which the iShares Dow Jones U.S. Real Estate Index Fund is listed or by other information providers or market data vendors. This approximate value should not be viewed as a “real-time” update of the net asset value, because the approximate value may not be calculated in the same manner as the net asset value, which is computed once a day. The approximate value generally is determined by using current market quotations and/or price quotations obtained from broker-dealers that may trade in the portfolio securities held by the iShares Dow Jones U.S. Real Estate Index Fund. The iShares Dow Jones U.S. Real Estate Index Fund is not involved in, or responsible for, the calculation or dissemination of the approximate value and makes no warranty as to its accuracy. The iShares Dow Jones U.S. Real Estate Index Fund pays out dividends from net investment income to investors at least annually. The iShares Dow Jones U.S. Real Estate Index Fund distributes its net capital gains, if any, annually. The iShares Dow Jones U.S. Real Estate Index Fund distributes its net realized security gains, if any, to investors annually, but the Trust may make distributions on a more frequent basis.

Dow Jones U.S. Real Estate Index

The Dow Jones U.S. Real Estate Index attempts to measure the performance of the real estate sector of the United States equity market. Component companies include real estate holding and development companies and REITs. REITs are passive investment vehicles that invest primarily in income-producing real estate or real estate-related loans and interests.

Background of the Dow Jones U.S. Real Estate Index

The Dow Jones U.S. Real Estate Index is one of the 19 supersector indices that make up the Dow Jones U.S. IndexSM. The Dow Jones U.S. Index is a broad-based measure of the U.S. stock market, which aims to represent the top 95% of U.S. companies based on float-adjusted market capitalization, excluding the most thinly traded securities. That is, the Dow Jones U.S. Index is a market capitalization-weighted index in which only the shares of a company that are readily available to investors—the “float”—are counted. The Dow Jones U.S. Index is a sub-set of the Dow Jones Global IndexSM. The Dow Jones Global Index targets 95% coverage of markets open to foreign investment and tracks 51 countries, including 25 developed markets and 26 emerging markets.

The Dow Jones U.S. Real Estate Index, the Dow Jones U.S. Index, and the Dow Jones Global Index are part of the Dow Jones Global IndexesSM family, which is a comprehensive global index series designed to provide a broad range of portfolio-management and benchmarking tools. The Dow Jones Global Indexes include regional, country, size-segment, and sector indexes. The sector indexes track global sector indexes and sector indexes for each country and region. The sectors are defined based on the Industry Classification Benchmark (“ICB”), a joint classification system launched by FTSE Group and Dow Jones Indexes. ICB includes 10 broad industries, 19 supersectors, 41 sectors, and 114 subsectors. The ICB system allocates companies to the subsector whose definition most closely describes the nature of its business. The nature of a company’s business is determined by its source of revenue or where it constitutes the majority of revenue.

Composition of the Dow Jones U.S. Real Estate Index

Stocks in the top 95% of the index universe by free-float market capitalization are selected as components of the Dow Jones U.S. Index, skipping stocks that fall within the bottom 1% of the universe by free-float market capitalization and within the bottom .01% of the universe by turnover. To be included in the Dow Jones U.S.

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Enhanced Growth Securities Notes Linked to the iShares® Dow Jones U.S. Real Estate Index Fund due August 7, 2013

The iShares Dow Jones U.S. Real Estate Index Fund (Continued)

Real Estate Index, the issuer of the component securities must be classified in the Real Estate supersector of industry classifications as maintained by the ICB. The Real Estate supersector—part of the Financials industry classification—is composed of two sectors. The Real Estate Investment & Services sector consists of real estate holding and development companies that invest directly or indirectly in real estate through development, investment, or ownership; and real estate services companies that provide services to real estate companies but do not own the properties themselves, including agencies, brokers, leasing companies, management companies, and advisory services. The Real Estate Investment Trusts sector consists of REITs or listed property trusts (“LPTs”) that invest in a variety of subsector-specific properties such as industrial and office properties and residential properties.

The Dow Jones U.S. Real Estate Index component candidates must also be common shares or other securities that have the characteristics of common equities. All classes of common shares, both fully and partially paid, are eligible. Fixed-dividend shares and securities such as convertible notes, warrants, rights, mutual funds, unit investment trusts, closed-end fund shares, and shares in limited partnerships are not eligible. Temporary issues arising from corporate actions, such as “when-issued” shares, are considered on a case-by-case basis when necessary to maintain continuity in a company’s index membership. REITs, LPTs, and similar real-property-owning pass-through structures taxed as REITs by their domiciles are also eligible. Multiple classes of shares are included if each issue, on its own merit, meets the other eligibility criteria. Securities that have had more than ten non-trading days during the past quarter are excluded.

Review of the Dow Jones U.S. Real Estate Index

The Dow Jones U.S. Real Estate Index is reviewed on a quarterly basis. The number of shares outstanding for component stocks are updated during the quarterly review. However, if the number of outstanding shares for an index component changes by more than 10% due to a corporate action, the share total will be adjusted immediately after the close of trading on the date of the event. Whenever possible, changes will be announced at least two business days prior to implementation. Changes in shares outstanding due to stock dividends, splits and other corporate actions also are adjusted immediately after the close of trading on the day they become effective. Quarterly reviews are implemented during March, June, September and December. Both component changes and share changes become effective at the opening on the first Monday after the third Friday of the review month. Changes to the Dow Jones U.S. Real Estate Index are implemented after the official closing values have been established. All adjustments are made before the start of the next trading day. Constituent changes that result from the periodic review will be announced at least two business days prior to the implementation date.

In addition to the scheduled quarterly review, the Dow Jones U.S. Real Estate Index is reviewed on an ongoing basis. Changes in index composition and related weight adjustments are necessary whenever there are extraordinary events such as delistings, bankruptcies, mergers or takeovers involving index components. In these cases, each event will be taken into account as soon as it is effective. Whenever possible, the changes in the index components will be announced at least two business days prior to their implementation date. In the event that a component no longer meets the eligibility requirements, it will be removed from the index. Mergers, takeovers, and spinoffs, as well as organic growth in a company’s business segments, can require industry and sector transfers. If a company’s primary revenues shift from one line of business to another, the company will be assigned a new industry, supersector, sector, and subsector during a quarterly review. A company’s classification may also require an immediate change as a result of a special event such as a merger, takeover, or spinoff.

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Enhanced Growth Securities Notes Linked to the iShares® Dow Jones U.S. Real Estate Index Fund due August 7, 2013

The iShares Dow Jones U.S. Real Estate Index Fund (Continued)

Historical Information

We obtained the closing prices listed below from Bloomberg Financial Markets (“Bloomberg”). You can obtain the value of the Fund at any time from Bloomberg under the symbol “IYR” or from the iShares website at www.ishares.com. We make no representation or warranty as to the accuracy or completeness of the information obtained from these sources. No information contained on the iShares website is incorporated by reference into this pricing supplement.

The following graph sets forth daily closing prices of the Fund for the period from June 19, 2000 to January 31, 2011. The closing price on January 31, 2011 was $57.99.

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Enhanced Growth Securities Notes Linked to the iShares® Dow Jones U.S. Real Estate Index Fund due August 7, 2013

The iShares Dow Jones U.S. Real Estate Index Fund (Continued)

The following table sets forth the high and low closing prices, as well as end-of-period closing prices, of the Fund for each quarter in the period from June 19, 2000 through December 31, 2010 and for the period from January 1, 2011 to January 31, 2011.

	High	Low	Last
2000
June 19, 2000 to June 30, 2010	$35.38	$34.88	$35.38
Third Quarter	$38.16	$35.58	$37.88
Fourth Quarter	$38.30	$34.63	$37.98
2001
First Quarter	$38.33	$36.61	$37.47
Second Quarter	$41.17	$36.85	$41.17
Third Quarter	$43.02	$37.03	$39.63
Fourth Quarter	$40.42	$36.83	$39.90
2002
First Quarter	$42.72	$39.58	$42.60
Second Quarter	$44.70	$42.00	$43.60
Third Quarter	$43.32	$36.48	$39.08
Fourth Quarter	$39.50	$35.44	$38.65
2003
First Quarter	$39.45	$36.50	$38.33
Second Quarter	$44.05	$38.96	$42.30
Third Quarter	$46.09	$42.80	$45.71
Fourth Quarter	$49.98	$45.88	$49.64
2004
First Quarter	$54.81	$49.38	$54.73
Second Quarter	$55.36	$44.93	$50.52
Third Quarter	$55.83	$49.88	$53.98
Fourth Quarter	$62.34	$54.78	$61.60
2005
First Quarter	$60.83	$55.53	$56.10
Second Quarter	$65.03	$55.78	$63.55
Third Quarter	$68.28	$62.27	$64.27
Fourth Quarter	$66.50	$59.24	$64.28
2006
First Quarter	$75.02	$65.73	$73.50
Second Quarter	$72.20	$67.29	$71.30
Third Quarter	$78.20	$71.33	$77.13
Fourth Quarter	$86.83	$77.03	$83.71
2007
First Quarter	$94.71	$82.34	$85.27
Second Quarter	$87.77	$76.86	$77.20
Third Quarter	$80.25	$67.79	$76.57
Fourth Quarter	$80.85	$65.00	$65.70
2008
First Quarter	$68.22	$59.02	$65.10
Second Quarter	$71.65	$60.95	$60.95
Third Quarter	$67.20	$56.34	$61.95
Fourth Quarter	$61.17	$25.40	$37.23
2009
First Quarter	$37.26	$22.21	$25.46
Second Quarter	$35.55	$25.30	$32.34
Third Quarter	$45.04	$29.88	$42.66
Fourth Quarter	$47.44	$39.63	$45.92
2010
First Quarter	$50.83	$42.45	$49.78
Second Quarter	$54.66	$46.95	$47.21
Third Quarter	$55.21	$45.32	$52.88
Fourth Quarter	$57.62	$52.71	$55.96
2011
January 1, 2011 to January 31, 2011	$58.19	$55.59	$57.99

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